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ALTERA UPDATES FIRST QUARTER REVENUE GUIDANCE

San Jose, Calif., March 8, 2012 - Altera Corporation (NASDAQ: ALTR) today announced updated first quarter 2012 revenue guidance.

Initial guidance for the first quarter was for a 5 to 9 percent sequential revenue decline, largely the result of program timing in the military vertical market and continued softness in sales to wireless customers. As the quarter has progressed, the company has experienced somewhat more pronounced and broader than anticipated inventory adjustment related weakness and now believes that first quarter revenue will be 7 to 9 percent lower than fourth quarter levels.

The company continues to expect that revenue in the second quarter of 2012 will be above first quarter levels. Quarter-to-date book to bill remains above 1.0.

First quarter results will be released after the market close on April 19, 2012.

Forward-Looking Statements

Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include, but are not limited to, the company's first and second quarter revenue outlook. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions, customer business environment, customer inventory levels, vertical market mix, market acceptance of the company's products, product introduction schedules, the rate of growth of the company's new products including Cyclone® IV, Arria® II, Arria V, Stratix® IV, and Stratix V FPGAs, MAX® V CPLDs and HardCopy® IV device families, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

 Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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